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		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

____________________________________________________________________________
1.   Name and Address of Reporting Person*

Graves				James			H.
_____________________________________________________________________________
   (Last)                            (First)              (Middle)

2100 McKinney Ave. Ste. 900
_____________________________________________________________________________
                                    (Street)

Dallas                   TX             75205
____________________________________________________________________________
   (City)                           (State)              (Zip)


____________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Detwiler, Mitchell & Co.  (Nasdaq: DMCO)
____________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


____________________________________________________________________________
4.   Statement for Month/Year

07/2002
____________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


============================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice Chairman
____________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
____________________________________________________________________________



============================================================================
         Table I -- Non-Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
============================================================================







                                                                                   6.
                                          4.                          5.           Owner-
                                          Securities Acquired (A) or  Amount of    ship
                              3.          Disposed of (D)             Securities   Form:        7.
                              Transaction (Instr. 3, 4 and 5)         Beneficially Direct       Nature of
                  2.          Code        --------------------------  Owned at End (D) or       Indirect
1.                Transaction (Instr. 8)              (A)     Price   of Month     Indirect     Beneficial
Title of Security Date        ----------  Amount      or              (Instr. 3    (I)          Ownership
(Instr. 3)        (mm/dd/yy)  Code    V               (D)              and 4)      (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------
Common Stock	  7/10/2002     P          10,000      A      $0.94   150,000***    D
---------------------------------------------------------------------------------------------------------------
Common Stock	  7/11/2002     P           3,600      A      $0.90   150,000***    D
---------------------------------------------------------------------------------------------------------------
Common Stock	  7/12/2002     P          10,000      A      $0.95   150,000***    D
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------


===============================================================================================================


*** Shares beneficially owned at end of period include 100,000 shares of Common Stock owned by Erwin Graves & Associates LP
      ("the Partnership") of which the Reporting Person owns 25% and his spouse owns 25%.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================

                                                                                                      10.
                                                                                             9.       Owner-
                                                                                             Number   ship
                                                                                             of       Form
           2.                                                                                Deriv-   of
           Conver-                 5.                              7.                        ative    Deriv-  11.
           sion                    Number of                       Title and Amount          Secur-   ative   Nature
           or                      Derivative     6.               of Underlying     8.      ities    Secur-  of
           Exer-           4.      Securities     Date             Securities        Price   Bene-    ity:    In-
           cise    3.      Trans-  Acquired (A)   Exercisable and  (Instr. 3 and 4)  of      ficially Direct  direct
           Price   Trans-  action  or Disposed    Expiration Date  ----------------  Deriv-  Owned    (D) or  Bene-
1.         of      action  Code    of (D)         (Month/Day/Year)           Amount  ative   at End   In-     ficial
Title of   Deriv-  Date    (Instr. (Instr. 3,     ----------------           or      Secur-  of       direct  Owner-
Derivative ative   (Month/ 8)      4 and 5)       Date     Expira-           Number  ity     Month    (I)     ship
Security   Secur-  Day/    ------- -------------  Exer-    tion              of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   Code V  (A)      (D)   cisable  Date    Title     Shares  5)      4)        4)     4)
---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------
Non-Qual-  $1.01                                  11/12/   11/12/  Common    250,000  $1.01   250,000  I      By Part-
ified                                              2002     2005   Stock                                      nership
Stock
Option
(right to
buy)****

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------


=====================================================================================================================

Explanation of Responses: **** Previously reported option owned by Erwin Graves & Associates.




/s/ James H. Graves                                         8/06/2002
---------------------------------------------            --------------------
      **Signature of Reporting Person                             Date



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

	  * If the form is filed by more than one reporting person, see instruction 4(b)(v)

	  **Intentional misstatements or omissions of facts constitute Federal
            Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.

          If space provided is insufficient, see Instruction 6 for procedure.